PROSPECTUS SUPPLEMENT                       FILED UNDER RULES 424(B)(3) AND (C)
DATED SEPTEMBER 30, 2000                    REGISTRATION NO. 333-40714 AND
(TO PROSPECTUS DATED AUGUST 18, 2000)       REGISTRATION NO. 333-44294


                              PROSPECTUS SUPPLEMENT

                                1,874,160 SHARES
                                ADATOM.COM, INC.
                                  COMMON STOCK
                               -------------------


         This prospectus supplement supplements the prospectus dated August 18, 2000 relating to the resale by certain securityholders of Adatom.com, Inc. of common stock of the Company issuable upon conversion of outstanding shares of the Company's Series A Convertible Preferred Stock ("Preferred Stock") and upon exercise of outstanding warrants held by the securityholders listed in the prospectus. The shares reflected above consist of an estimate of the number of shares which the Company may be required to issue upon conversion of all unconverted Preferred Stock and upon exercise of all unexercised warrants.

         The section of the prospectus entitled "SELLING SECURITYHOLDERS" is hereby amended by substituting the following table and related footnotes for the similar information in the prospectus:

                                 ---------------


         The following table sets forth information as of September 30, 2000 with respect to the selling securityholders and the respective number of shares of common stock beneficially owned by each selling securityholder. For purposes of computing the number and percentage of shares beneficially owned by a selling securityholder on September 30, 2000, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling securityholder:



                                                                           Shares Owned
                                     Shares Being      Percent Owned       Upon Completion   Percent Owned
Name and Address                     Offered           Before Offering     Of Offering       After Offering
Alborz Select Opportunities Fund(1)           357,500        2.0%                0                0%
Yasser Moustafa(2)                             87,500         .5%                0                0%
Robert DelGuercio(3)                           12,500        .07%                0                0%
Pietro Gattini(4)                              12,500        .07%                0                0%
Richard Seifert(5)                            600,000        3.3%                0                0%
Dr. Victor W. Nee(6)                          500,000        2.8%                0                0%
Astor Capital, Inc.(7)                         27,500        .15%                0                0%
------------------------

(1) Consists of (a) 195,000 common shares issued upon conversion of 195 shares of Preferred Stock based on the aggregate stated value of these shares of $195,000 divided by an assumed conversion price of $1.00; (b) warrants to purchase 81,250 shares of our common stock at an exercise price of $2.295 per share, which are immediately exercisable and expire on June 22, 2005; and (c) warrants to purchase 81,250 shares of our common stock at an exercise price of $2.119 per share, which warrants are immediately exercisable and expire on June 22, 2005. Shares reported do not include 500 shares of the Company's Series B Convertible Preferred Stock, or warrants exercisable for 227,270 shares of common stock, which were acquired by the selling securityholder on September 27, 2000.

(2) Consists of (a) warrants to purchase 43,750 shares of our common stock at an exercise price of $2.295 per share, which are immediately exercisable and expire on June 22, 2005; and (b) warrants to purchase 43,750 shares of our common stock at an exercise price of $2.119 per share, which warrants are immediately exercisable and expire on June 22, 2005. Shares reported do not include 250 shares of the Company's Series B Convertible Preferred Stock, or warrants exercisable for 113,36 shares of common stock, which were acquired by the selling securityholder on September 27, 2000.



(3) Consists of (a) warrants to purchase 6,250 shares of our common stock at an exercise price of $2.295 per share, which are immediately exercisable and expire on June 22, 2005; and (b) warrants to purchase 6,250 shares of our common stock at an exercise price of $2.119 per share, which warrants are immediately exercisable and expire on June 22, 2005.

(4) Consists of (a) warrants to purchase 6,250 shares of our common stock at an exercise price of $2.295 per share, which are immediately exercisable and expire on June 22, 2005; and (b) warrants to purchase 6,250 shares of our common stock at an exercise price of $2.119 per share, which warrants are immediately exercisable and expire on June 22, 2005. Shares reported do not include 50 shares of the Company's Series B Convertible Preferred Stock, or warrants exercisable for 22,728 shares of common stock, which were acquired by the selling securityholder on September 27, 2000.

(5) Consists of a warrant to purchase 600,000 shares of our common stock at an exercise price of $2.25 per share. The warrant expires on April 4, 2003.

(6) Consists of a warrant to purchase 500,000 shares of our common stock at an exercise price of $4.375 per share. The warrant expires on March 31, 2004.

(7) Consists of warrants to purchase 27,500 shares of our common stock at an exercise price of $2.119 per share, which are immediately exercisable and expire on June 22, 2005 which were issued in partial payment of the placement agent's fee for the sale of the Preferred Stock. Shares reported do not include a warrant exercisable for 54,545 shares of common stock, which were acquired by the selling securityholder on September 27, 2000 which were issued in partial payment of the placement agent's fee for the sale of the Company's Series B Convertible Preferred Stock.

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